As filed with the Securities and Exchange Commission on October 30, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	Clarendon House 2 Church Street, Hamilton HM 11 Bermuda +1 (441) 299-4912 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)

C T Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9070
(Name, address and telephone
number of agent for service)

With copies to:

Stephen L. Burns, Esq.
Erik R. Tavzel, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
4.5% Convertible Senior Notes due 2019(2)	$150,000,000(2)	100%	$150,000,000	$17,430
Common stock, par value $.01 per share	18,461,539(3)	—	—	— (4)

_________________________
(1)
This estimate is made pursuant to Rule 457(a) of the Securities Act solely for the purpose of determining the registration fee. The above calculation is based on a bona fide estimate of the maximum offering price

(2)	Represents the aggregate principal amount of the 4.5% Convertible Senior Notes due 2019 issued by DHT Holdings, Inc.
(3)
The number of shares of common stock registered hereunder is based upon the number of shares of common stock issuable upon conversion of the notes at the initial conversion price of $8.125 per share of common stock. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of antidilution adjustments. Any shares of common stock issued upon conversion of the notes will be issued for no additional consideration.

(4)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Prospectus dated October 30, 2014

DHT Holdings, Inc.

$150,000,000 4.5% Convertible Senior Notes due 2019
and the Common Stock Issuable upon Conversion of the Notes

This prospectus relates to the offer and sale from time to time by the persons listed under “Selling Securityholders” in this prospectus of up to $150,000,000 principal amount of our 4.5% Convertible Senior Notes due 2019, or the notes, and the shares of our common stock issuable upon conversion of the notes.  We will not receive any of the proceeds from the sale of the notes or the sale of the underlying common stock by the selling securityholders.

The notes will mature on October 1, 2019, unless earlier converted by a selling securityholder, redeemed by us or purchased by us at the option of the selling securityholder, pursuant to certain specified events. The notes bear interest at a rate of 4.5% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2015.

Holders may, at their option, surrender their notes for conversion into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date.  The initial conversion price for the notes is $8.125 per share of common stock (equivalent to an initial conversion rate of approximately 123.0769 shares of our common stock, par value $0.01 per share, per $1,000 aggregate principal amount of notes). The conversion price and corresponding conversion rate in effect at any given time will be subject to customary anti-dilution adjustments. In the event of a fundamental change, securityholders will have the option to require us to repurchase for cash all or any part of such holder’s notes.

The notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to all of our present and future subordinated debt.  The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries, including trade payables. The notes are not guaranteed by any of our subsidiaries. In addition, the notes are effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT”. The last reported sale price of our common stock on October 29, 2014 was $6.63 per share.  The notes are not listed and we do not intend to apply for listing of the notes on any securities exchange.

Investing in our common stock involves risk. Before buying any of our common stock you should carefully read the section entitled “Risk Factors” on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2014.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with additional or different information.  This prospectus is not making an offer of these securities in any jurisdiction or state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities Exchange Commission (the “Commission”), using a shelf registration process. Under the shelf registration process, the selling securityholders may, from time to time, offer the notes or the shares of common stock issued upon conversion of the notes owned by them. This prospectus provides you with a general description of the notes and the common stock that may be offered by our selling securityholders.  Each time the selling securityholders sell securities, we may provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular offerings.  This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein include important information about us and our securities and other information you should know before subscribing to any offering pursuant to this prospectus.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, if any.  We are responsible only for the information contained in this prospectus or incorporated by reference into this prospectus or to which we have referred you.  We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in these securities.  The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 71 of this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us.  Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our common stock.  You should carefully read this prospectus, any accompanying prospectus supplement, if any, and the documents incorporated herein and therein by reference for a more complete understanding of our business, this offering and the other transactions described in this prospectus supplement.  You should pay special attention to the sections entitled “Risk Factors” beginning on page 10 of this prospectus, and “Item 3. Key Information—D. Risk Factors” beginning on page 7 of our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 3, 2014 (our “2013 Form 20-F”), our consolidated audited financial statements and the notes thereto in our 2013 Form 20-F and incorporated herein by reference, and our unaudited interim condensed consolidated financial statements as of and for the six-months ended June 30, 2014 and the notes thereto (the “First Half 2014 Financial Statements”) included in Exhibit 99.2 to our Report 6-K, filed with the Commission on September 9, 2014 (the “September 2014 6-K”) and incorporated herein by reference. Unless we specify otherwise, all references in this prospectus to “we”, “our”, “us”, “DHT” and “our company” refer to DHT Holdings, Inc. and its subsidiaries.  All references in this prospectus to “DHT Maritime” refer to DHT Maritime, Inc., one of our subsidiaries. The shipping industry’s functional currency is the U.S. dollar and our company’s functional currency is the U.S. Dollar.  All of our revenues and most of our operating costs are in U.S. dollars.  All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of crude oil tankers. As of October 29, 2014, our fleet consisted of eighteen crude oil tankers currently in operation, all of which are wholly-owned by our company.  The fleet currently in operation consists of fourteen very large crude carriers or “VLCCs”, which are tankers ranging in size from 200,000 to 320,000 deadweight tons (“dwt”), two Suezmax tankers or “Suezmaxes”, which are tankers ranging in size from 130,000 to 170,000 dwt, and two Aframax tankers or “Aframaxes”, which are tankers ranging in size from 80,000 to 120,000 dwt.  Ten of the vessels are operating with spot market exposure, either directly, on index-based time charters or in tanker pools. Our fleet principally operates on international routes and our fleet currently in operation had a combined carrying capacity of 4,910,200 dwt and an average age of approximately 8.8 years as of October 29, 2014. As of October 29, 2014, we have agreements for six newbuilding VLCCs to be constructed at Hyundai Heavy Industries Co. Ltd. (“HHI”), all of which will be wholly-owned by our company.  The six newbuildings are expected to be delivered in November 2015, January 2016, April 2016, July 2016, September 2016 and November 2016, respectively. We estimate the newbuilding VLCCs will have a combined carrying capacity of approximately 1,799,400 dwt. We operate out of Oslo, Norway and Singapore through our wholly-owned management companies, DHT Management AS, Samco Shipholdings Pte. Ltd. (“Samco”) and DHT Ship Management (Singapore) Pte. Ltd. For more information on our company, please see our 2013 Form 20-F.

On September 16, 2014, pursuant to the terms set forth in a Share Purchase Agreement (the “Share Purchase Agreement”) with the shareholders of Samco, we acquired Samco, a private company limited by shares incorporated under the laws of the Republic of Singapore, for a purchase price of $317,005,000 in cash, less $5,000,000 that was deposited in an escrow fund pending final determination of any purchase price adjustment following the closing (the “Samco Acquisition”). The purchase price is subject to certain post-closing adjustments in accordance with the terms of the Share Purchase Agreement.

Samco, following its acquisition by us, continues to have outstanding indebtedness which, as of June 30, 2014, was $322,418,000 in aggregate amount (including $25,542,000 outstanding with a final maturity date of May 11, 2015, $42,669,000 outstanding with a final maturity date of December 22, 2016, $209,269,000 outstanding with a final maturity date of June 29, 2018, and $44,938,000 outstanding with a final maturity date of November 16, 2021) under the Existing Samco Loan Agreements, as defined in “Description of Certain Other Indebtedness”. We have obtained all necessary change of control consents in respect of the Existing Samco Loan Agreements, subject to documentation. In addition, we have entered into a firm commitment, subject to documentation, for the refinancing of the Existing Samco Loan Agreements with Nordea Bank Norge ASA and DNB Bank ASA.

For more information on the Samco Acquisition and the Share Purchase Agreement, please see our Report on Form 6-K filed September 9, 2014, which is incorporated by reference into this prospectus supplement, and to which the Share Purchase Agreement is attached as Exhibit 10.1.

Our Fleet

The following table presents certain information regarding our vessels, including giving effect to the Samco Acquisition, as of October 29, 2014:

Vessel	Year Built	Yard	Dwt	Current Flag	Technical Manager
VLCC
DHT Ann	2001	Hyundai*	309,327	Marshall Islands	Goodwood****
DHT Chris	2001	Hyundai*	309,285	Marshall Islands	Goodwood****
DHT Phoenix	1999	Daewoo**	307,151	Marshall Islands	Goodwood****
DHT Eagle	2002	Samsung***	309,064	Marshall Islands	Goodwood****
DHT Falcon	2006	NACKS*****	298,971	Hong Kong	Goodwood****
DHT Hawk	2007	NACKS*****	298, 293	Hong Kong	Goodwood****
DHT Condor	2004	Daewoo**	320,050	Hong Kong	Goodwood****
Samco Scandinavia	2006	Hyundai*	317,826	Marshall Islands	Goodwood****

Samco Europe	2007	Hyundai*	317,260	Marshall Islands	Goodwood****
Samco China	2007	Hyundai*	317,794	French-RIF	V.Ships France******
Samco Amazon	2011	Hyundai*	314,240	French-RIF	V.Ships France******
Samco Redwood	2011	Hyundai*	314,240	French-RIF	V.Ships France******
Samco Sundarbans	2012	Hyundai*	314,240	Marshall Islands	Goodwood****
Samco Taiga	2012	Hyundai*	314,240	Marshall Islands	Goodwood****
Suezmax
DHT Target	2001	Hyundai*	164,626	Marshall Islands	Goodwood****
DHT Trader	2000	Hyundai*	152,923	Marshall Islands	Goodwood****
Aframax
DHT Cathy	2004	Hyundai*	111,928	Marshall Islands	Goodwood****
DHT Sophie	2003	Hyundai*	115,000	Marshall Islands	Goodwood****

*	Hyundai Heavy Industries Co., South Korea
**	Daewoo Heavy Industries Co., South Korea
***	Samsung Heavy Industries Co., South Korea
****	Goodwood Ship Management Pte Ltd, Singapore
*****	Nantong Cosco KHI Engineering Co. Ltd
******	V.Ships France SAS

Employment

The following table presents certain features of our charters, including giving effect to the Samco Acquisition, as of October 8, 2014:

Vessel	Type of Employment	Initial Expiry
VLCC
DHT Ann	Index Time Charter	Q3 2015
DHT Chris*	Index Time Charter	Q1 2015
DHT Eagle	Spot
DHT Phoenix	Spot
DHT Falcon	Spot
DHT Hawk	Spot
DHT Condor	Spot
Samco Scandinavia	Spot
Samco Europe	Spot
Samco China	Time Charter	Q2 2021
Samco Amazon	Time Charter	Q2 2015
Samco Redwood	Time Charter	Q1 2015
Samco Sundarbans	Time Charter	Q1 2016
Samco Taiga	Time Charter	Q4 2015
Suezmax
DHT Target	Spot
DHT Trader	Time Charter	Q4 2014
Aframax
DHT Cathy	Time Charter	Q1 2015
DHT Sophie	Time Charter	Q4 2014

*           Charter may be extended for an additional three months at charterer’s option.

Technical Management of Our Fleet

The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

We uphold a policy of high quality operations. Our management company in Singapore, DHT Ship Management (Singapore) Pte. Ltd. supervises the third-party technical managers.  The third-party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations.  Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel.  We currently have two ship management providers: Goodwood Ship Management Pte Ltd in Singapore (“Goodwood”) and V.Ships France SAS (“V.Ships”).

We place the insurance requirements related to our fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance and loss of hire insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel.

Our Credit Facilities

For detail on our credit facilities and certain other indebtedness, please see the section entitled “Secured Credit Facilities” our 2013 Form 20-F, as well as “Description of Certain Other Indebtedness” in this prospectus.  We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries. Our subsidiaries own all of our vessels and payments under the charters and from commercial pools are made to our subsidiaries.

The table below illustrates the scheduled repayment structure for our outstanding credit facilities (dollars in millions) as of October 1, 2014:

Credit Facility	October 1 to December 31, 2014	2015	2016*	2017	Thereafter	Total
RBS Credit Facility	–	–	–	113.3	–	113.3
DVB-Phoenix	–	2.4	15.9	–	–	18.4
DNB-Eagle		2.5	22.3	–	–	24.8
DNB-Hawk/Falcon	1.0	4.0	4.0	4.0	34.0	47.0
Nordea Syndicate	4.1	16.3	16.3	16.3	152.2	205.2
Nordea-Samco Europe	0.8	23.9	–	–	–	24.7
ING-Samco China	2.0	3.9	3.9	3.9	31.2	44.9
Credit Agricole-Samco Scandinavia	1.0	3.9	36.8	–	–	41.7
Total	$8.9	$56.9	$99.2	$137.5	$217.4	$519.9
Unamortized Upfront Fees						(5.6)
Total Long Term Debt						$514.3

*Commencing with the second quarter of 2016, installment payments under our secured credit facility, as amended, with The Royal Bank of Scotland plc (the “RBS Credit Facility”) will be equal to free cash flow for DHT Maritime during the preceding quarter capped at $7.5 million per quarter.  Free cash flow is defined as an amount calculated as of the last day of each quarter equal to the positive difference, if any, between: the sum of the earnings of the vessels during the quarter and the sum of (1) ship operating expenses, (2) voyage expenses, (3) estimated capital expenses for the following two quarters, (4) general & administrative expenses, (5) interest expenses and (6) change in working capital.

Corporate Information

Our principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and our telephone number at that address is +1 (441) 299-4912. Our website address is www.dhtankers.com. The information on our website is not a part of this prospectus. We own each of the vessels in our fleet through wholly-owned subsidiaries incorporated under the laws of the Republic of the Marshall Islands.

SUMMARY DESCRIPTION OF NOTES

           The summary below describes the principal terms of the notes. Certain terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section “we”, “our”, “us”, and “DHT” refer to DHT Holdings, Inc. and not its consolidated subsidiaries.

Issuer:	DHT Holdings, Inc. (“DHT”)
Title of Securities:	$150,000,000 aggregate principal amount of 4.5% Unsecured Convertible Senior Notes due 2019 (the “notes”)
Use of Proceeds:	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of the common stock issuable upon the conversion of the notes.
Maturity Date:	October 1, 2019, unless earlier converted, repurchased or redeemed.
Ranking:
The notes are DHT’s senior unsecured obligations and rank pari passu with all of DHT’s other senior unsecured debt and senior to all of its present and future subordinated debt.

The notes are structurally subordinated to all present and future debt and other obligations of DHT’s subsidiaries, including trade payables.  The notes are not be guaranteed by any of DHT’s subsidiaries.

In addition, the notes are effectively subordinated to all of DHT’s present and future secured debt to the extent of the collateral securing that debt.

Interest:
4.5% per annum on the principal amount accruing from September 15, 2014, and payable semiannual in arrears on April 1 and October 1 of each year, beginning April 1, 2015.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights:
Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date.

The initial conversion price for the notes is $8.125 per share of DHT’s common stock. This is equivalent to an initial conversion rate of 123.0769 shares of DHT’s common stock per $1,000 principal amount of the notes.

Holders who convert their notes in connection with a make-whole adjustment event (as defined in this prospectus under “Description of Notes—Conversion Procedures”) may be entitled to a make-whole adjustment amount in the form of an increase in the conversion rate for notes converted in connection with such make-whole adjustment event.

Fundamental Change Repurchase Right of the Holders
Upon a fundamental change (as defined in this prospectus under “Description of Notes—Conversion Procedures”), the holders may require DHT to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

Redemption:
At any time after October 1, 2017 but prior to maturity, if the price of DHT’s common stock has exceeded 130% of the conversion price for at least 20 trading days (whether or not consecutive) in the consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption, DHT has the right at any time to redeem some or all of the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.  Holders have the right to convert prior to the redemption.

Trustee:	U.S. Bank National Association

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges	1.82x	1.37x	*	*	*	*

_________________________

*    Earnings for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011 were inadequate to cover fixed charges by $8,534,000, $4,126,000, $94,054,000 and $40,272,000, respectively.

For purposes of computing the above ratios see the below definitions:

(1)
“Earnings” is the amount resulting from adding and subtracting the following. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) the Company’s share of pre-tax losses of equity investees for which charges arising from guarantees are computed in fixed charges. From the total of the added terms, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(2)
“Fixed charges” means the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

(3)
“Preference security dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

(4)	“Equity Investees” are investments that the Company accounts for using the equity method of accounting.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the risk factors below, those appearing under the heading “Item 3. Key Information—D. Risk Factors”  in our 2013 Form 20-F, incorporated herein by reference, as well as the other information contained in this prospectus and the other documents incorporated herein by reference, before making an investment in our common stock.  Some of the risks relate principally to us and our business and the industry in which we operate.  Other risks relate principally to the securities market and ownership of our shares.  If any of the circumstances or events described below, in the 2013 Form 20-F or elsewhere in this prospectus actually arise or occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected.  In such a case, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2013 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus, for information on risks relating to our business.

Risks Related to Our Industry

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2013 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus, for information on risks relating to our industry.

Risks Related to Our Notes

Despite our current levels of debt, we may still incur more debt and increase the risks described above.

We may be able to incur significant additional indebtedness in the future. The indenture governing the notes contains a restrictive covenant that restricts our ability to incur additional debt. However, the indenture does not contain any maintenance or restrictive covenants that restrict the ability of our subsidiaries to incur debt. We expect that our subsidiaries and we will from time to time incur additional indebtedness, which may be secured, and other liabilities. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes. Also, if we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you if any

There currently is no public market for the notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of the notes.

There is no public market for the notes and an active or sustained trading market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and you may not be able to resell the notes. If any of the notes are traded, they may trade at a discount from their original offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The trading prices of the notes could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the notes in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. The market price of our common stock may be volatile. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall.

Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our common stock.

The notes are not guaranteed by our subsidiaries, and therefore are structurally subordinated to all liabilities of our current and future subsidiaries.

  The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you as a holder of the notes. In the event that any of our subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets and earnings of those subsidiaries will be used first to satisfy the claims of their creditors, trade creditors, banks and other lenders and judgment creditors. Accordingly, holders of the notes are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors, to the extent of the assets of the indebted subsidiary. This subordination could adversely affect our ability to pay our obligations on the notes.

The notes are unsecured and, therefore, are effectively subordinated to any of our secured indebtedness that we may incur in the future.

The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt.  In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all obligations on our secured debt have been satisfied. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The conversion price of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Price Adjustments”. The conversion price will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur which does not result in an adjustment to the conversion price.

Holders of the notes may have to pay tax with respect to distributions on our common stock that they do not receive.

The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase those note holders’ proportionate interests in our earnings and profits or assets. In that case, U.S. Holders (as defined under “U.S. Federal Income Taxation of U.S. Holders”) could be treated as though they received a dividend in the form of our common stock under United States tax laws. Such a constructive stock dividend could be taxable to those note holders, although they would not actually receive any cash or other property.

We may not be able to purchase the notes upon a fundamental change, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific events, we must offer to purchase the notes at 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date. If a fundamental change were to occur, we may not have sufficient funds available to make any required repurchases of the notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any. See “Description of Notes — Purchase of Notes at Your Option upon a Fundamental Change”.

An event that adversely affects the value of the notes may occur, and that event may not constitute a fundamental change.

 Upon the occurrence of a fundamental change, you will have the right to convert your notes or require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as a highly leveraged transaction, reorganization, merger or similar transaction involving us would not constitute a fundamental change requiring us to repurchase the notes or enabling you to convert your notes. See “Description of the Notes — Purchase of Notes at Your Option upon a Fundamental Change” for the definition of a “fundamental change.” In the event of any such transaction, the holders would not have the right to convert their notes or require us to repurchase their notes, even though each of these transactions could increase the amount of our debt, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We may not have access to sufficient cash to make payments on the notes.

We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt and other obligations. Our subsidiaries are legally distinct from us and, unless they guarantee such debt, have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from our subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by the investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our Amended and Restated Articles of Incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The notes are subject to a limited restrictive debt incurrence covenant, but are not subject to any financial covenants.

The notes are subject to a limited restrictive debt incurrence covenant. See “Description of Notes – Limitation on Incurrence of Indebtedness”.

The indenture governing the notes does not:

●
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

●	prohibit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

●	prohibit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

●	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

●	restrict our ability to repurchase our securities;

●	restrict our ability to pledge our assets or those of our subsidiaries; or

●	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a fundamental change that permits holders to require us to repurchase their notes.

Risks Related to Our Capital Stock

You should read the section entitled “Item 3. Key Information—D. Risk Factors” in our 2013 Form 20-F, and similar sections in subsequent filings, which are incorporated by reference in this prospectus, for information on risks relating to our capital stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under the heading “Plan of Distribution,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock in connection with conversions of the notes, or other issuances of our common stock or convertible securities, including options and warrants, or otherwise, will dilute the ownership interest of holders of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or any hedging or arbitrage trading activity that may develop involving our common stock as a result of the recent private placement of the notes, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

We may not be able to pay or maintain dividends and the failure to do so could adversely affect our share price

On August 27, 2014, our board of directors approved a cash dividend of $.02 per share. The cash dividend was paid on September 17, 2014, to stockholders of record as of September 9, 2014. This dividend was equal to the dividends paid relating to each quarter of 2013 and the first quarter of 2014. These dividends may not be indicative of the amount of any future dividends. We intend to continue to pay regular quarterly dividends to our stockholders. Our ability to pay, maintain or expand cash dividends to our stockholders and to execute our dividend payment strategy is subject to the discretion of our board of directors and will depend on many factors, including, among other things, our ability to operate profitably, our earnings, capital requirements, general business conditions, our liquidity and other factors considered relevant by our board of directors. In addition, certain covenants in the agreements governing our future credit agreement or other indebtedness may restrict our ability to pay dividends. Furthermore, any shares of our common stock issuable upon conversion of the notes and any new shares of common stock issued otherwise will substantially increase the cash required to continue to pay cash dividends at current levels. Any common or preferred stock that may be issued in the future to finance acquisitions, upon exercise of stock options or other equity incentives, would have a similar effect, and may hinder our ability to pay cash dividends. The failure to maintain or pay dividends could adversely affect our share price.

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. The market price of our common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

●	variations in our quarterly operating results;

●	changes in securities analysts’ estimates of our financial performance;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships,

●	joint ventures, capital commitments, new products or product enhancements;

●	loss of a major customer or failure to complete significant transactions; and

●	additions or departures of key personnel.

The trading price of our common stock between January 1, 2013 and October 29 2014 has ranged from a high of $8.41 on the New York Stock Exchange on January 30, 2014 to a low of $4.01 on September 3, 2013. The last reported price of our common stock on the New York Stock Exchange on Ocrober 29, 2014 was $6.63 per share.

Holders of our common stock are subordinated to our notes and other indebtedness.

In the event of our liquidation or insolvency, holders of common stock would receive a distribution only after payment in full of all principal and interest due to holders of the notes and other creditors, and there may be little or no proceeds to distribute to holders of common stock at such time.

Risks Related to Taxation

Certain adverse U.S. federal income tax consequences could arise for U.S. stockholders.

A non-U.S. corporation will be treated as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets are “passive assets” or assets that produce or are held for the production of “passive income”.  “Passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business.  For purposes of these tests, income derived from the performance of services does not constitute “passive income”.

We believe it is more likely than not that the gross income we derive or are deemed to derive from our time chartering activities is properly treated as services income, rather than rental income.  Assuming this is correct, our income from our time chartering activities would not constitute “passive income”, and the assets we own and operate in connection with the production of that income would not constitute passive assets.  Consequently, based on our operations, we believe that it is more likely than not that we are not currently a PFIC.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned from the performance of services.  The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) income derived from certain time chartering activities should be treated as rental income rather than services income.  However, the U.S. Internal Revenue Service (the “IRS”) has stated that it disagrees with the holding of the Fifth Circuit case, and that time charters should be treated as services income.  We have not sought, and we do not expect to seek, an IRS ruling on this matter.  As a result, the IRS or a court could disagree with the position that we are not a PFIC.  No assurance can be given that this result will not occur.  In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, no assurance can be given that the nature of our operations will not change in the future, or that we will be able to avoid PFIC status in the future.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. federal income tax consequences.  In particular, U.S. stockholders who are individuals would not be eligible for the maximum 20% preferential tax rate on qualified dividends.  In addition, under the PFIC rules, unless those stockholders make certain elections available under the Code, such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income upon the receipt of excess distributions and upon any gain from the disposition of our common stock, with interest payable on such tax liability as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of such stock.  The maximum 20% preferential tax rate for individuals would not be available for this calculation.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which would reduce our cash flow.

Under the Code, 50% of our gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source gross transportation income and is subject to a 4% U.S. federal income tax without allowance for any deductions, unless we qualify for exemption from such tax under Section 883 of the Code. We do not currently earn a significant amount of U.S. source gross transportation income; however, there can be no assurance that we will not earn a significant amount of such income in the future.

Based on our review of the applicable Commission documents, we believe that we currently qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances that could cause us to lose the benefit of this tax exemption in the future, and there is a significant risk that those factual circumstances could arise in 2014.  For instance, we might not qualify for this exemption if our common stock no longer represents more than 50% of the total combined voting power of all classes of our stock entitled to vote or of the total value of our outstanding stock.  In addition, we might not qualify if holders of our common stock owning a 5% or greater interest in our stock were to collectively own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year.

If we are not entitled to this exemption for a taxable year, we would be subject in that year to a 4% U.S. federal income tax on our U.S. source gross transportation income.  This could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

We may be subject to taxation in the United Kingdom, which could have a material adverse effect on our results of operations.

If we were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of our profits could be subject to U.K. corporate tax.  We intend to operate in a manner so that we do not have a permanent establishment in the United Kingdom and so that we are not resident in the United Kingdom, including by locating our principal place of business outside the United Kingdom, by requiring our executive officers to be outside of the United Kingdom when making any material decision regarding our business or affairs and by holding all of our board of directors meetings outside of the United Kingdom.  However, because certain of our directors reside in the United Kingdom, and because U.K. statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the U.K. taxing authorities may contend that we are subject to U.K. corporate tax.  If the U.K. taxing authorities made such a contention, we could incur substantial legal costs defending our position and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

We may be subject to taxation in Norway, which could have a material adverse effect on our results of operations.

If we were considered to be a resident of Norway or to have a permanent establishment in Norway, all or a part of our profits could be subject to Norwegian corporate tax.  We operate in a manner so that we do not have a permanent establishment in Norway and so that we are not deemed to reside in Norway, including by having our principal place of business outside Norway.  Material decisions regarding our business or affairs are made, and our board of directors meetings are held, outside Norway and generally at our principal place of business.  However, because one of our directors resides in Norway and we have entered into a management agreement with our Norwegian subsidiary, DHT Management AS, the Norwegian tax authorities may contend that we are subject to Norwegian corporate tax.  If the Norwegian tax authorities make such a contention, we could incur substantial legal costs defending our position and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from sales by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

Market Information

Our common stock is listed for trading on the New York Stock Exchange (the “NYSE”) and is traded under the symbol “DHT”.  As of October 29, 2014, there were 92,510,086 shares of our common stock outstanding.

The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE composite transaction tape, and quarterly dividend paid per share of our common stock. The last reported sale price of our common stock on the NYSE on October 29, 2014 was $6.63 per share.

In July 2012, we effected a 12-for-1 reverse stock split whereby each 12 shares of our common stock issued and outstanding as of close of trading on July 16, 2012, automatically and without any action on the part of the respective holders, was converted into one share of common stock (the “Reverse Stock Split”). The Reverse Stock Split affected all issued and outstanding shares of our common stock, as well as common stock underlying stock options and restricted stock awards outstanding prior to the effectiveness of the Reverse Stock Split. The following historical dividend information has been adjusted to account for the Reverse Stock Split.

	Price Range		Dividend per Common
	High	Low	Share
Year ending December 31, 2012
First Quarter	$18.36	$8.79	$0.24
Second Quarter	$12.00	$7.20	$0.24
Third Quarter	$8.46	$5.36	$0.02
Fourth Quarter	$6.31	$3.54	$0.02
Year ending December 31, 2013
First Quarter	$4.90	$4.01	$0.02
Second Quarter	$5.07	$4.05	$0.02
Third Quarter	$4.79	$3.99	$0.02
Fourth Quarter	$6.95	$4.36	$0.02
Year ending December 31, 2014
First Quarter	$8.57	$6.60	$0.02
Second Quarter	$8.12	$6.73	$0.02
Third Quarter	$7.44	$6.01	—
Fourth Quarter(1)	$6.63	$5.30	—

	Price Range
	High	Low
Year ended:
December 31, 2009	$84.60	$40.20
December 31, 2010	$58.68	$39.60
December 31, 2011	$62.28	$7.92
December 31, 2012	$18.36	$3.54
December 31, 2013	$6.95	$3.99

Month ended:
April 30, 2014	$8.12	$7.06
May 31, 2014	$8.00	$7.17
June 30, 2014	$7.40	$6.73
July 31, 2014	$7.32	$6.50
August 31, 2014	$7.44	$6.34
September 30, 2014	$7.10	$6.01
October 31, 2014(2)	$6.63	$5.30

______________________

(1)  For the period commencing October 1, 2014 through October 29, 2014.
(2)  For the period commencing October 1, 2014 through October 29, 2014.

DIVIDEND POLICY

The following historical dividend information has been adjusted to account for the Reverse Stock Split.  In January 2008, our board of directors approved a dividend policy to provide stockholders of record with an intended fixed quarterly dividend.  Commencing with the first dividend payment attributable to the 2008 fiscal year, the dividend was $3.00 per share.  The dividends paid related to the four quarters of 2008 amounted to $3.00, $3.00, $3.60 and $3.60 per share, respectively. The dividend paid related to the first quarter of 2009 was $3.00 per share. For the last three quarters related to 2009, we did not pay any dividend. For each of the four quarters related to 2010, we paid a dividend of $1.20 per share. The dividends paid related to the four quarters of 2011 amounted to $1.20, $1.20, $0.36 and $0.36 per share, respectively.  The dividends paid related to the four quarters of 2012 amounted to $0.24, $0.24, $0.02 and $0.02 per share, respectively.  The dividends paid related to the four quarters of 2013 amounted to $0.02, $0.02, $0.02 and $0.02 per share, respectively. The dividends paid related to the first two quarters of 2014 amounted to $0.02 per share and $0.02 per share, respectively.

The timing and amount of dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and other factors.

CAPITALIZATION

The following table sets forth our cash equivalents and capitalization on June 30, 2014 on:

●	an actual basis;

●
an as adjusted basis, to give effect to the issuance and sale of 23,076,924 shares of our common stock in a registered direct offering (the “Registered Direct Offering”) at the offering price of $6.50 per share, after deducting the offering expenses and placement agents’ fees of 3%, resulting in net proceeds to us of approximately $145.3 million;

●
an as further adjusted basis, to give effect to the private placement (the “Private Placement”) of $150.0 million aggregate principal amount 4.5% Convertible Senior Notes due 2019, after deducting the offering expenses and placement agents’ fees of 3%, resulting in net proceeds to us of approximately $145.5 million; and

●	an as further adjusted basis, to give effect to the following adjustments related to the recently completed Samco Acquisition:

(i) the use of $317,005,000 of proceeds from the registered direct offering and the Private Placement, together with cash on hand, to fund the Samco Acquisition; and

(ii) $318,666,000 of indebtedness under the Existing Samco Loan Agreements.

Other than these adjustments, there have been no material changes in our capitalization between June 30, 2014 and the date of this prospectus.

This table should be read in conjunction with the First Half 2014 Financial Statements included in Exhibit 99.2 to the September 2014 6-K and incorporated herein by reference, and our consolidated audited financial statements and the notes thereto in our 2013 Form 20-F and incorporated herein by reference. See “Where You Can Find Additional Information”.

Dollars in thousands	Actual	As Adjusted for the Registered Direct Offering	As Further Adjusted for the Private Placement(1)	As Further Adjusted for the Samco Acquisition
Cash and cash equivalents(2)	$146.2	290.9	435.7	118.7
Existing DHT debt	202.6	202.6	202.6	202.6
Existing Samco Loan Agreements	-	-	-	318.7
Convertible Senior Notes due 2019, net of discount	-	-	123.0	123.0
Total Long Term Liabilities	202.6	202.6	325.6	644.3
Common stock, par value $0.01 per share; 150,000,000 shares authorized and 69,433,162 shares issued and outstanding at June 30, 2014 on an actual basis; 150,000,000 shares authorized and 92,510,086 shares issued and outstanding on an as adjusted basis and on an as further adjusted basis	0.7	0.9	0.9
Additional paid-in capital	707.4	851.8	873.6	873.6
Retained earnings/(deficit)	(222.0)	(222.0)	(222.0)	(222.0)
Reserves	2.6	2.6	2.6	2.6
Total stockholders’ equity	488.7	633.4	655.2	655.2
Total capitalization	691.3	836.0	980.8	1,299.5

(1)  No additional proceeds will be raised in connection with the registration of the notes and the shares of common stock issuable upon conversion of the notes. See “Use of Proceeds”.
(2)  Does not reflect the payment of $38.5 million in predelivery installments under the HHI newbuilding contracts in July and August 2014.

PLAN OF DISTRIBUTION

     We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration of the notes and the shares of common stock covered by this prospectus.

     We will not receive any of the proceeds from the offering of notes or the shares of common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or
•
through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the notes and common stock for whom they may act as agent.

The notes and the common stock may be sold from time to time in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of sale;
•	varying prices determined at the time of sale; or
•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•
on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;
•	in transactions otherwise than on those exchanges or services or in the over-the-counter market; or
•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the shares of common stock, short and deliver notes and the shares of common stock to close out the short positions, or loan or pledge notes and the shares of common stock to broker-dealers that in turn may sell the notes and the shares of common stock.

Selling securityholders may decide not to sell any of the notes or the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation Sunder the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT”.  We do not intend to list the notes on any securities exchange.  Accordingly, we cannot assure you that selling securityholders will be able to sell the notes or that any trading market for the notes will develop.  See “Risk Factors – Risks Related to Our Notes – There currently is no public market for the notes and an active trading market may not develop for the notes.”

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The notes were issued and sold in September 2014 in transactions exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act. We have agreed to indemnify each selling securityholder (including the initial purchasers), and each selling securityholder’s directors, officers, employees, affiliates, agents and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law. Each selling securityholder (including the initial purchasers) has agreed to indemnify us, our directors, each of our officers who has signed this registration statement and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

We will use commercially reasonable efforts to keep effective the shelf registration statement of which this prospectus forms a part so long as there continue to be registrable securities.

We are permitted to suspend the use of this prospectus or any other prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during periods of time in which the use of the registration statement of which this prospectus forms a part may be restricted due to applicable law, including the Securities Act.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Erik A. Lind	59	Class III Director and Chairman
Einar Michael Steimler	66	Class II Director
Rolf A. Wikborg	56	Class III Director
Robert N. Cowen	66	Class I Director
Svein Moxnes Harfjeld	50	Co-Chief Executive Officer
Trygve P. Munthe	52	Co-Chief Executive Officer
Eirik Ubøe	53	Chief Financial Officer
Svenn Magne Edvardsen	44	Technical Director

Set forth below is a brief description of the business experience of our current directors and executive officers.

Erik A. Lind—Chairman of the Board of Directors. Mr. Erik A. Lind has more than 30 years’ experience in corporate banking, global shipping and specialized and structured asset financing. Mr. Lind is currently the Chief Executive and a director of Tufton Oceanic Limited. Prior to this he served two years as Managing Director of GATX Capital and six years as Executive Vice President at IM Skaugen ASA. Mr. Lind has also held senior and executive positions with Manufacturers Hanover Trust Company and Oslobanken. Mr. Lind currently serves on the boards of RK Offshore International Holding Limited and ACS Shipping Limited and on the advisory board of A.M. Nomikos. Mr. Lind is a resident of the United Kingdom and a citizen of Norway.

Einar Michael Steimler—Director. Mr. Einar Michael Steimler has over 38 years’ experience in the shipping industry. From 2008 to 2011 he served as chairman of Tanker (UK) Agencies, the commercial agent to Tankers International. He was instrumental in the formation of Tanker (UK) Agencies in 2000 and served as its CEO until end 2007. Mr. Steimler serves as a non-executive director on the board of Scorpio Bulkers, Inc. From 1998 to 2010, Mr. Steimler served as a Director of Euronav. He has been involved in both sale and purchase and chartering brokerage in the tanker, gas and chemical sectors and was a founder of Stemoco, a ship brokerage firm. He graduated from the Norwegian School of Business Management in 1973 with a degree in Economics. Mr. Steimler is a resident of the United Kingdom and a citizen of Norway.

Rolf A. Wikborg—Director. Mr. Rolf A. Wikborg has over 28 years’ experience in the shipping industry. Mr. Wikborg was a founding partner of AMA Capital Partners, a maritime merchant banking firm involved in the shipping, offshore and cruise sectors. Prior to founding the AMA, Mr. Wikborg worked with Fearnleys in Norway and Mexico. He now runs his own maritime investment banking practice. He is a director of Western Bulk and is representing New York based Capital Link in Scandinavia. Mr. Wikborg holds a Bachelor of Science in Management Sciences from the University of Manchester, England. Mr. Wikborg is a citizen and resident of Norway.

Robert N. Cowen—Director. Mr. Robert N. Cowen has over 25 years of senior level executive experience in the shipping industry. Since March 2012, he has served as consultant and then Senior Vice President Finance and Administration of Chemlube International LLC, a company engaged in the trading and distribution of base oils and the blending and distribution of lubricants. From February 2010 to January 2012, he served as a Managing Director of Lincoln Vale LLC, an alternative investment management firm with a focus on investing in dry bulk shipping. From February 2007 to December 2007 he served as Chief Executive Officer of OceanFreight, Inc. From October 2005 to December 2006, Mr. Cowen was a partner in Venable LLP. Prior to this, Mr. Cowen worked for 25 years at OSG where he served as Chief Operating Officer from 1999 until 2005. Mr. Cowen holds an A.B. degree from Cornell University and a J.D. degree from the Cornell Law School. Mr. Cowen is a resident and citizen of the United States.

Svein Moxnes Harfjeld—Co-Chief Executive Officer. Mr. Harfjeld joined DHT as Chief Executive Officer on September 1, 2010. Mr. Harfjeld has over 20 years of experience in the shipping industry. He was most recently with the BW Group, where he held senior management positions including Group Executive Director, CEO of BW Offshore, Director of Bergesen dy and Director of World-Wide Shipping. Previously he held senior management positions at Andhika Maritime, Coeclerici and Mitsui O.S.K. Mr. Harfjeld is a citizen of Norway.

Trygve P. Munthe—Co-Chief Executive Officer. Mr. Munthe joined DHT as President on September 1, 2010 and was appointed Co-Chief Executive Officer on June 23, 2014. Mr. Munthe has over 20 years of experience in the shipping industry. He was previously CEO of Western Bulk, President of Skaugen Petrotrans and CFO of I.M. Skaugen. Mr. Munthe currently serves as chairman of the board of Ness, Risan & Partners AS. Mr. Munthe is a citizen of Norway.

Eirik Ubøe—Chief Financial Officer. Mr. Ubøe joined DHT in 2005 as Chief Financial Officer. Mr. Ubøe has been involved in international accounting and finance for more than 20 years including as finance director of the Schibsted Group and a vice president in the corporate finance and ship finance departments of various predecessors to JPMorgan Chase. Mr. Ubøe holds an MBA from the University of Michigan’s Ross School of Business and a Bachelor in Business Administration from the University of Oregon. Mr. Ubøe is a citizen of Norway.

Svenn Magne Edvardsen—Technical Director. Mr. Edvardsen joined DHT as Technical Director in December 2010. Mr. Edvardsen has over 20 years of experience in the shipping industry and joined DHT from Frontline Ltd., where he served as fleet manager. He has sailed at ranks up to Chief Engineer on oil tankers and has been a surveyor with Det Norske Veritas. He has further been technical superintendent for offshore vessels and managed a ship repair and modification yard. Mr. Edvardsen is a citizen of Norway.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board is currently composed of four directors, all of whom are independent under the applicable rules of the NYSE. We have no service contracts between us and any of our directors providing for benefits upon termination of their employment or service.

Our board of directors is elected annually on a staggered basis and each director elected holds office for a three-year term. Each of Mr. Erik Lind and Mr. Rolf Wikborg were initially elected in July 2005. Mr. Einar Michael Steimler was initially appointed in March 2010. Mr. Robert N. Cowen was initially appointed in May 2010. The term of our Class I director, Mr. Cowen, expires in 2017 and the term of our Class III directors, Mr. Lind and Mr. Wikborg, expires in 2015. The term of our Class II director, Mr. Steimler, expires in 2016. Mr. Lind and Mr. Wikborg were re-elected as our Class III directors at our annual stockholders meeting on June 26, 2012. Mr. Steimler was elected as our Class II director and Mr. Cowen was re-elected as our Class I director at our annual stockholders meeting on June 11, 2014. Under the Investor Rights Agreement between DHT and Anchorage Illiquid Opportunities Offshore Master III, L.P. (“Anchorage”), dated as of May 1, 2012 (as amended, the “Investor Rights Agreement”), Anchorage had the right to appoint a member of the board of directors so long as Anchorage continued to own at least 7.5% of the voting stock of the Company. In connection with Anchorage ceasing to hold at least 7.5% of the voting stock of the Company, Mark McComiskey, who was appointed to the board by Anchorage in accordance with the Investor Rights Agreement, resigned from the Board in February 2014.

On May 2, 2012, in order to comply with Section 5.02 of our articles of incorporation that the board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire board, Mr. Lind was reclassified as a Class III director. Mr. Lind was previously classified as a Class II director whose term would have expired in 2013. Upon his re-election as a Class III director on June 26, 2012, Mr. Lind’s term expires in 2015.

Board Committees

Our board of directors, which is entirely composed of independent directors under the applicable rules of the NYSE, performs the functions of our audit committee, compensation committee and nominating and corporate governance committee.

The purpose of our audit committee is to oversee (i) management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements and ethical standards, (iv) significant financial transactions and financial policy and strategy, (v) the qualifications and independence of our outside auditors, (vi) the performance of our internal audit function and (vii) the outside auditors’ annual audit of our financial statements. Mr. Erik Lind is our “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. In addition to Mr. Lind, the members of the audit committee are Mr. Cowen (chairperson) and Mr. Wikborg.

The purpose of our compensation committee is to (i) discharge the board of director’s responsibilities relating to the evaluation and compensation of our executives, (ii) oversee the administration of our compensation plans, (iii) review and determine director compensation and (iv) prepare any report on executive compensation required by the rules and regulations of the SEC. The members of the compensation committee are Mr. Steimler (chairperson), Mr. Lind and Mr. Wikborg.

           The purpose of our nominating committee is to (i) identify individuals qualified to become members of board of directors and recommend such individuals to the board of directors for nomination for election to the board of directors, (ii) make recommendations to the board of directors concerning committee appointments and (iii) review and make recommendations for executive management appointments. The members of the nominating committee are Mr. Lind (chairperson), Mr. Steimler and Mr. Cowen.

The purpose of our corporate governance committee is to (i) develop, recommend and annually review our corporate governance guidelines and oversee corporate governance matters and (ii) coordinate an annual evaluation of the board of directors and its chairman. The members of the corporate governance committee are Mr. Wikborg (chairperson) and Mr. Cowen.

Directors Compensation, Executive Compensation, and Employment Agreements

For detail on the compensation of our directors and executive officers for the most recently completed financial year, please see “Item 6—Directors, Senior Management and Employees” in our 2013 Form 20-F.

SELLING SECURITYHOLDERS

Each of the selling securityholders, or their respective transferees, pledgees, donees or their successors, may resell, from time to time, all, some or none of our notes or common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling securityholders may offer their notes or common shares for sale under this prospectus, if any.

The following table, which was prepared based on information publicly filed or supplied to us by the selling securityholders, sets forth, with respect to each selling securityholder, the name of the selling securityholder, the number of common shares beneficially owned by the selling securityholder and the number of common shares to be offered by the selling securityholder pursuant to this prospectus. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion price of $8.125 per share of common stock. The number of shares of common stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease form that set forth in the table below. Except as otherwise indicated below, there is no material relationship between us and any of the selling securityholders.

Each of the selling securityholders has represented in writing to us that it purchased or acquired the notes for investment only and for such selling securityholder’s own account, not as nominee or agent, and not with a view to the public resale or distribution of any part thereof and that at the time of the purchase or acquisition of the notes or the shares of our common stock to be resold, each selling securityholder had no present intention of selling, granting any participation in, or otherwise distributing our notes or common stock in violation of the Securities Act.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May Be Sold ($)	Percentage of Notes Outstanding	Number of Shares of Common Stock owned Prior to the Offering	Number of Shares of Common Stock that May Be Sold after the Offering (1)	Percentage of Common Stock Owned after the Offering (2)
Cerberus Capital Management, L.P (3) Cerberus Institutional Partners V, L.P Cerberus Partners II LP Cerberus CP Partners LP Cerberus HH Partners LP Cerberus PEM NPL Fund LP Cerberus SMRS Partners LP Cerberus PW Partners LP Cerberus MG Fund LP	40,000,000	26.7	6,911,328	11,834,404	12.1
Solus Alternative Asset Management LP (4) Sola Ltd.	20,000,000	13.3	5,419,903	7,881,441	8.3
Canyon Capital Advisors LLC (5) Canyon Blue Credit Investment Fund LP Canyon Value Realization Fund, LP Canyon – TCDRS Fund LLC	25,000,000	16.7	1,681,760	4,758,682	5.0
Claren Road Asset Management, LLC (6) Claren Road Credit Opportunities Master Fund, Ltd.	15,000,000	10.0	1,385,000	3,231,153	3.4
Aristeia Capital, L.L.C. (7) AAI Aristeia Fund PLC Aristeia Horizons LP Compass TSMA Compass ESMA Windermere Ireland Fund	8,500,000	5.7	5,078,572	6,124,725	6.5

Oceanic Investment Management Limited (8) Oceanic Hedge Fund Oceanic Opportunities Master Fund LP Oceanic CL Fund LP	11,380,000	7.6	4,783,313	6,183,928	6.6
Warwick Capital Partners LLP (9) Warwick European Distressed & Special Situations Credit Fund LP Warwick European Credit Opportunities Fund LLP	2,600,000	1.7	2,874,000	3,193,999	3.4
General Oriental Investments SA (10) Cavenham Real Return	1,000,000	*	715,500	838,576	*
Bjørgvin Vekst I AS (11)	200,000	*	723,000	747,615	*
Saba Capital Management LP (12) Saba Capital Master Fund, Ltd Saba Capital Master Fund II, Ltd Saba Capital Leveraged Master Fund, Ltd	700,000	*	144,755	86,153	*
Kontrari AS (13)	250,000	*	222,000	252,769	*
Awilco Invest AS (14)	400,000	*	277,000	326,230	*
Storm Capital Management Ltd (15) Storm Bond Fund	270,000	*	0	33,230	*
Herman Flinder (16)	100,000	*	60,000	72,307	*
QVT Financial L.P. (17) QVT Fund IV LP QVT Fund V LP Quintessence Fund L.P.	20,000,000	13.3	3,907,497	6,369,035	6.6
Glendon Capital Management L.P. (18) Cornell University Altair Global Credit Opportunities Fund	600,000	*	194,295	268,141	*
Credit Suisse Securities (USA) LLC (19)	2,700,000	1.8	1,248,437	1,580,744	1.7
Eika Kapital Forvaltning AS (20)	300,000	*	145,600	182,523	*
Jefferies LLC (21)	1,000,000	*	855,600	978,676	1.1

*	Less than 1%

(1)
Assumes conversion of all of the holder’s notes at a conversion price of $8.125 per share of common stock. The conversion price of the notes is subject to adjustments.  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.  See “Description of the Notes – Conversion of Notes”.

(2)	Calculated based on rule 13d-3(d)(1) under the Exchange Act, using 92,510,086 shares of common stock outstanding as of October 29, 2014.

(3)
The address for each of Cerberus Capital Management, L.P., Cerberus Institutional Partners V, L.P, Cerberus Partners II LP, Cerberus CP Partners LP, Cerberus HH Partners LP, Cerberus PEM NPL Fund LP, Cerberus SMRS Partners LP, Cerberus PW Partners LP, Cerberus MG Fund LP is 875 Third Avenue, New York, NY 10022.

(4)	The address for Solus Alternative Asset Management LP and Sola Ltd. is 410 Park Avenue, 11th Floor, New York, NY 10022.
(5)
The address for each of Canyon Capital Advisors LLC, Canyon Blue Credit Investment Fund LP, Canyon Value Realization Fund, L.P., and Canyon—TCDRS Fund, LLC is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

(6)	The address for both Claren Road Asset Management, LLC and Claren Road Credit Opportunities Master Fund, Ltd. is 900 Third Avenue, Floor 29, New York, NY 10022, Attention: Legal Department.
(7)
The address of Aristeia Capital, L.L.C. is 136 Madison Avenue, 3rd Floor, New York, NY, 10016. The address for AAI Aristeia Fund PLC is Beaux Lane House, Mercer Street Lower, Dublin 2, Ireland. The address for Aristeia Horizons LP is 89 Nexus Way, 2nd Floor, Camana Bay, P.O. Box 31106, Grand Cayman, Cayman Islands KY1-1205. The address for both Compass TSMA and Compass ESMA is Clifton House, 75 Fort Street, Grand Cayman, Cayman Islands KY1-1108. The address for Windermere Ireland Fund is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(8)
The address for Oceanic Investment Management Limited is St. George’s Court, Upper Church Street, Douglas, Isle of Man, IM1 1EE. The address for both Oceanic Hedge Fund and Oceanic CL Fund LP is P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104. The address for Oceanic Opportunities Master Fund, L.P. is National Corporate Research Limited, 615 South DuPont Highway, Dover, Delaware, 19901.

(9)
The address for Warwick Capital Partners LLP is 86 Duke of York Square, London SW3 4LY, United Kingdom. The address for both Warwick European Distressed & Special Situations Credit Fund L.P. and Warwick European Credit Opportunities Fund LLP is 94 Solaris Avenue, Camana Bay, P.O. Box 1348, George Town, Grand Cayman, Cayman Islands, KY1-9005.

(10)
The address for General Oriental Investments SA is 1 Place Des Florentens, CH 1204 Geneva, Switzerland. The address for Cavenham Real Return is c/o BNP Paribas Bank & Trust Cayman Limited, P.O. Box 10632 Royal Bank House, Shedden Road, George Town Grand Cayman, Cayman Islands, KY1-1006.

(11)	The address for Bjørgvin Vekst I AS is Dronning Maudsgate 3, 0250 Oslo, Norway.
(12)
The address for each of Saba Capital Management LP, Saba Capital Master Fund, Ltd, Saba Capital Master Fund II, Ltd, and Saba Capital Leveraged Master Fund, Ltd is 405 Lexington Avenue, New York, NY, 10174.

(13)	The address for Kontrari AS is Nedre Bekkegt 1, 4370 Egersund, Norway.
(14)	The address for Awilco Invest is c/o A Wilhelmsen Management AS, P.O. Box 1583 Vika, 0118 Oslo, Norway.
(15)	The address for both Storm Capital Management Ltd. and Storm Bond Fund is 100 New Bond Street, London W1S 1SP, United Kingdom.
(16)	The address for Herman Flinder is 3 Blalock Circle, Houston, Texas, 77024.
(17)
The address for both of QVT Financial LP and QVT Fund IV LP is 615 South DuPont Highway, Dover, Delaware, 19901. The address for both QVT Fund V LP, and Quintessence Fund L.P. is 190 Elgin Avenue, George Town, Cayman Islands, KY-9005.

(18)
The address for Glendon Capital Management LP is 1620 26th Street, Suite 2000N, Santa Monica, CA. The address for Cornell University is 35 Thornwood Drive, Suite 200, Ithaca, NY, 14850. The address for Altair Global Credit Opportunities Fund is 1888 Century Park East, Los Angeles, CA 90067.

(19)	The address for Credit Suisse Securities (USA) LLC is 11 Madison Avenue, New York, NY 10010-3629.
(20)	The address for Eika Kapital Forvaltning AS is Parkveien 61, P.O. Box 2349 Solli, 0201 Oslo, Norway.
(21)	The address for Jefferies LLC is 520 Madison Avenue, New York, NY, 10022.

DESCRIPTION OF NOTES

We issued the Convertible Senior Notes due 2019 (the “notes”) under an indenture, dated September 15, 2014, between us and U.S. Bank National Association, as trustee. The following summarizes the material provisions of the notes and the indenture, but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to certain provisions of the Trust Indenture Act of 1939, as amended. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes.

In this “Description of Notes,” when we refer to “DHT Holdings, Inc.,” “we,” “our” or “us,” we are referring to DHT Holdings, Inc. and not any of its subsidiaries.

General

We issued $150.0 million aggregate principal amount of the notes. We will settle conversions of notes by delivering shares of our common stock as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes were issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on October 1, 2019 unless earlier converted by you, redeemed by us or purchased by us at your option upon the occurrence of a fundamental change (as defined below).

The notes are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt and senior to all of our present and future subordinated debt. The notes are structurally subordinated to all present and future debt and other obligations of our subsidiaries, including trade payables. The notes are not guaranteed by any of our subsidiaries. In addition, the notes are effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt. As of June 30, 2014, we had aggregate consolidated senior indebtedness of $204.4 million, which indebtedness was incurred by our subsidiaries and guaranteed by us. All of our senior indebtedness is secured.

Except as described under “—Limitation on Incurrence of Indebtedness,” neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture governing the notes. We expect that our subsidiaries and we will from time to time incur additional indebtedness, which may be secured, and other liabilities. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of DHT Holdings, Inc. or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option upon a Fundamental Change.”

We will pay interest on the notes at a rate of 4.5% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing April 1, 2015, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of any notes’ maturity, conversion, redemption or purchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture. We will, however, pay interest on the maturity date to holders of record of the notes on the record date immediately preceding the stated maturity date regardless of whether such holders convert their notes. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of U.S. Bank National Association. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

General

Subject to the conditions described below, you may convert your notes at an initial conversion price of $8.125 per share of common stock (equivalent to an initial conversion rate of approximately 123.0769 shares of our common stock, par value $0.01 per share (the “common stock”) per $1,000 aggregate principal amount of notes). The conversion price and the corresponding conversion rate in effect at any given time will be subject to adjustment as described below under “—Conversion Price Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event.” The conversion rate of a note is equal to $1,000 divided by the then-applicable conversion price at the time of determination. Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Holders may surrender notes for conversion any time prior to the close of business on the business day immediately preceding the maturity date and receive the consideration described below under “—Settlement upon Conversion.”

Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date. Generally, the “conversion date” for any notes will be the date on which the holder of the note has complied with all requirements under the indenture to convert a note.  If you hold a beneficial interest in a global note, you must comply with DTC’s procedures for converting a beneficial interest in a global note.

We will settle conversions of notes by delivering shares of our common stock as described below under “—Settlement upon Conversion.”

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion rate to account for accrued and unpaid interest, except that we will pay on the maturity date accrued and unpaid interest to holders of record on the record date immediately preceding the stated maturity date regardless of whether such holders convert their notes. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. Accordingly, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.

Settlement upon Conversion

Upon conversion, we will deliver shares of our common stock. We refer to the amount we are required to deliver as our “conversion obligation.” We will deliver to the converting holder a number of shares of our common stock equal to (1) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate on the conversion date.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the relevant conversion date.

The shares of our common stock deliverable upon conversion of the notes will be delivered through the conversion agent. This delivery will generally be made three business days after the relevant conversion date, provided, however, that if prior to the conversion date for any converted notes our common stock has been replaced by reference property (as defined under “ —Conversion Price Adjustments” below) consisting solely of cash (pursuant to the provisions described under “ —Conversion Price Adjustments”), we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date. Notwithstanding the foregoing, if any information required in order to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made (but in no event later than April 1, 2020 (the date that is six months following the maturity date)). Further, if application of the provisions set forth in the proviso to the second sentence of this paragraph would result in settlement of a conversion during the 10 trading days immediately following the effective date of a fundamental change, settlement will instead take place on the tenth trading day following the relevant effective date.

Conversion Price Adjustments

The conversion price will be adjusted as described below:

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion price will be adjusted based on the following formula:

CP = CP0 ×	OS0
OS

where,

CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

OS = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock (or securities convertible into our common stock), at a price per share (or a conversion price per share) less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, the conversion price will be decreased based on the following formula (provided that the conversion price will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CP = CP0 ×	OS0 + Y
OS0 + X

where,

CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock (excluding (i) dividends or distributions (including subdivision of common stock) and rights, options or warrants referred to in clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash referred to in clause (4) or (5) below; (iii) spin-offs referred to further below in this clause (3); and (iv) distributions of rights to all or substantially all holders of common stock pursuant to the adoption of a shareholder rights plan), then the conversion price will be decreased based on the following formula:

CP = CP0 ×	SP0 - FMV
SP0

where,

CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If the then-fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the closing sale prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, adequate provisions shall be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to the conversion rate immediately prior to the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion price will be decreased based on the following formula:

CP = CP0 ×	MP0
FMV + MP0

where,

CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CP = the conversion price in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion price under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the conversion date in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion prices in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading prior to such conversion date. For purposes of determining the conversion price, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than (i) distributions described in clause (5) below, and (ii) any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion price will be decreased based on the following formula:

CP = CP0 ×	SP0 – C
SP0

where,

CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we pay or distribute to holders of our common stock.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion price shall be readjusted to the conversion price that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion price will be decreased based on the following formula:

CP = CP0 ×	OS0 × SP
AC + (OS × SP)

where,

CP0 = the conversion price in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CP = the conversion price in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion price under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the conversion date in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion prices in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day prior to the conversion date. For purposes of determining the conversion price, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

For purposes hereof, the term “ex-dividend date,” when used with respect to any dividend or distribution, means the first date on which shares of common stock trade, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

If:

●
any distribution or transaction described in clauses (1) to (5) above that would require an adjustment thereunder has not yet resulted in an adjustment to the conversion price on the trading day in question, and

●
the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

To the extent that we have a stockholders’ rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion price will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

●	any reclassification of our common stock;

●	a consolidation, merger or binding share exchange involving DHT Holdings, Inc.; or

●	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), holders of notes will generally be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under the provision under “—Settlement upon Conversion,” including our right to determine the form of consideration as described therein. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section (“—Conversion of Notes”), if our common stock has been replaced by reference property as a result of any transaction described in the preceding sentence, references to our common stock are intended to refer to such reference property.

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We are permitted to reduce the conversion price by any amount for a period of at least 20 business days so long as the reduction is irrevocable during the period and our board of directors determines that such reduction would be in our best interest. We must give at least 15 days’ prior notice of any such reduction in the conversion price. We may also (but are not required to) reduce the conversion price to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We will not take any action that would result in adjustment of the conversion price, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. We are not providing any advice regarding any tax consequences to you in connection with this offering.  You should consult your own tax advisor as to any tax consequences to you of acquiring, holding, converting or otherwise disposing of the notes and/or shares of our common stock.

The conversion price will not be adjusted:

●
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

●
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

●
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

●	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) upon any conversion of notes, (ii) upon any required purchases of the notes in connection with a fundamental change, and (iii) on each of the 27 scheduled trading days immediately preceding the maturity date.

Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event,” we will not adjust the conversion price. No adjustment to the conversion price need be made for a given transaction if holders of the notes will participate in that transaction without conversion of the notes.

If we adjust the conversion price pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion price, detailing the calculation of the conversion price and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

We will not issue fractional shares of common stock upon conversion of notes.  You will receive cash in lieu fractional shares of common stock as described in “General—Settlement upon Conversion.”

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day before such purchase date.

Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event

If you elect to convert your notes at any time from, and including, the effective date of a make whole adjustment event (as defined below) to, and including, the business day immediately preceding the related purchase date, or if a make whole adjustment event does not also constitute a fundamental change as described below under “—Conversion of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” the 40th scheduled trading day immediately following the effective date of such make whole adjustment event (such period, the “make whole adjustment event period”), the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such make whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a fundamental change not more than 70 scheduled trading days nor less than 40 scheduled trading days prior to the anticipated effective date.

A “make whole adjustment event” is (i) any “change in control” included in clause (1), (2) or (3) of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change” and (ii) any “termination of trading” as defined below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” An acquisition, consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition otherwise constituting a change in control will not constitute a make whole adjustment event if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on the New York Stock Exchange, NASDAQ or the NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.  Any event that would constitute a “change in control” pursuant to both clauses (1) and (2) of the definition thereof shall be treated as constituting a “change in control” solely pursuant to clause (2) for purposes of determining whether a “make whole adjustment event” has occurred.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a make whole adjustment event will be determined by reference to the table below, based on the date on which the make whole adjustment event occurs or becomes effective, which we refer to as the “effective date”, and (1) the price paid or deemed paid per share of our common stock in the change in control in the case of a make whole adjustment event described in the second clause of the definition of change in control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make whole adjustment event, in the case of any other make whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price is adjusted as described under “—Conversion of Notes— Conversion Price Adjustments.” The stock prices in the table will be adjusted by the same adjustment factor applied to the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above and the number of additional shares will be adjusted by the inverse of that adjustment factor.

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Effective Date	$6.50	$7.25	$8.00	$9.00	$10.00	$15.00	$20.00	$25.00
September 15, 2014	30.7692	28.3673	22.1974	16.2959	12.1686	3.2445	0.4348	0.0000
October 1, 2015	30.7692	28.6965	22.2270	16.1558	12.0219	3.6797	1.2508	0.0000
October 1, 2016	30.7692	25.8994	19.2241	13.1342	9.1930	2.5519	1.0797	0.0000
October 1, 2017	30.7692	23.9864	16.7672	9.9598	5.4940	0.0000	0.0000	0.0000
October 1, 2018	30.7692	21.5907	14.1031	7.8692	4.3377	0.0000	0.0000	0.0000
October 1, 2019	30.7692	18.0459	4.3384	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 153.8461 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above, by the inverse of the adjustment factor applied to the conversion price under that section.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

●
between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

●	in excess of $25.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

●	less than $6.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment to the conversion price, including an adjustment pursuant to a make-whole adjustment event. We are not providing any advice regarding any tax consequences to you in connection with this offering.  You should consult your own tax advisor as to any tax consequences to you of acquiring, holding, converting or otherwise disposing of the notes and/or shares of our common stock.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 30 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest). Any notes we purchase will be paid for in cash.

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change, and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

●	the events causing the fundamental change;

●	the effective date of the fundamental change, and whether the fundamental change is a make whole adjustment event, in which case the effective date of the make whole adjustment event;

●	information about the holders’ right to convert the notes;

●	information about the holders’ right to require us to purchase the notes;

●	the last date on which a holder may exercise the purchase right;

●	the fundamental change purchase price;

●	the fundamental change purchase date;

●	the conversion price and any adjustments to the conversion price;

●	the procedures required for exercise of the purchase option upon the fundamental change; and

●	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day prior to the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1) any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with, enter into a binding share exchange with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event, other than any transaction:

(a) pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or

(b) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of DHT Holdings, Inc. (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes under the clause (1) or (2) of the definition of “change of control” above, and we will not be required to deliver the fundamental change notice incidental thereto as a result of any acquisition, consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on the New York Stock Exchange, NASDAQ or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.  Any event that would constitute a “change in control” pursuant to both clauses (1) and (2) of the definition thereof shall be treated as constituting a “change in control” solely pursuant to clause (2).

A “termination of trading” means that our common stock or other securities into which the notes are convertible are not approved for listing on the New York Stock Exchange, NASDAQ or the NASDAQ Global Market (or any of their respective successors).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make whole adjustment event period and any related fundamental change purchase date, references to us in the definitions of “fundamental change,” “change of control” and ‘‘termination of trading” above will apply to such other entity instead.

For purposes of this change in control definition:

●
“person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

●
a “beneficial owner” will be determined in accordance with Rule 13d -3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

●	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

●
“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

●
“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under the applicable law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law under the law of certain U.S. states, including New York, interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

●	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

●
all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon book-entry transfer or delivery of the notes).

In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

●	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

●	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

●	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Optional Redemption

At any time after October 1, 2017, but prior to the maturity date, we will be entitled to redeem the notes at our option, in whole or in part, provided that the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending the trading day immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date (the “redemption price”) will equal (a) 100% of the principal amount of the notes being redeemed plus (b) accrued and unpaid interest (including additional interest), if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date. If notes are redeemed on a date that is after a record date for the payment of interest and on or prior to the corresponding interest payment date, accrued and unpaid interest will not be paid to the holder of notes being redeemed, and instead the full amount of the relevant interest payment will be paid on such interest payment date to the holder of record on such record date.

At least 30 days but not more than 60 days before a date for redemption of notes, we will mail a notice of redemption (a “redemption notice”) to each holder of notes to be redeemed, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the applicable redemption price with respect to such notes).

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to a holder of any note or any coupon, as additional interest, such additional amounts (the “additional amounts”) as may be necessary in order that every net payment by us or a paying agent of the principal of and interest on the note and any other amounts payable on the note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by a relevant jurisdiction, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in the note or coupon to be then due and payable under the notes. The term “relevant jurisdiction” as used herein means the Marshall Islands, Singapore, or any other jurisdiction in which DHT Holdings, Inc. is organized or maintains an executive office or place of management.

However, the obligation to pay additional amounts shall not apply to:

●
any present or future tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and a relevant jurisdiction and its possessions, including, without limitation, the holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of a relevant jurisdiction or being or having been engaged in a trade or business or present in a relevant jurisdiction or having, or having had, a permanent establishment in a relevant jurisdiction.

●	any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

●	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any note;

●
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of that note, if compliance is required by statute or by regulation of a relevant jurisdiction or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

●
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on any note, if payment can be made without withholding by at least one other paying agent; or

●	in the case of any combination of the items listed above.

Nor will additional amounts be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of a relevant jurisdiction (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.

Limitation on Incurrence of Indebtedness

We will not create, issue, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of, contingently or otherwise (collectively, “incur”), any Indebtedness, unless DHT Holdings, Inc.’s Value Adjusted Equity Ratio, determined on a pro forma basis as if the Indebtedness had been incurred prior to the determination of such ratio (including a pro forma application of the net proceeds therefrom), is a minimum of 25.00%.

For purposes of this limitation on incurrence of indebtedness covenant:

“Value Adjusted Equity Ratio” means, on any date, the ratio of Value Adjusted Equity to Value Adjusted Total Assets.

“Value Adjusted Equity” means Value Adjusted Total Assets less Total Debt.

“Value Adjusted Total Assets” means an amount which is equal to the “Consolidated Total Assets” of DHT Holdings, Inc. (as shown in DHT Holdings, Inc.’s most recent balance sheet), less the goodwill, patents, trademarks, licenses and all other assets of DHT Holdings, Inc. which would be treated as intangible under IFRS (if any), and adjusted to reflect the market valuations of the vessels of DHT Holdings, Inc. The market value of such vessels to be determined quarterly by an Approved Broker, with or without physical inspection of the relevant vessel on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement. All valuations shall be at DHT Holdings, Inc.’s cost.

“Total Debt” means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of DHT Holdings, Inc.

“Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at bank or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialized equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Approved Brokers” means Arrow Shipbroking Group, Fearnley Shipbrokers AS, Sealeague AS and R.S. Platou AS and such other brokers as approved by DHT Holdings, Inc. from time to time, and an “Approved Broker” means any of them.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1) we fail to pay the principal, including any additional amounts, of any note when due;

(2) we fail to pay the conversion obligation, including any additional amounts, owing upon conversion of any note (including any additional shares) within the time period required by the indenture;

(3) we fail to pay any interest amounts, including any additional amounts, on any note when due if such failure continues for 30 days;

(4) we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (3) above) if such failure continues for 60 days after notice is given in accordance with the indenture;

(5) we fail to pay the purchase price, including any additional amounts, of any note when due;

(6) we fail to provide timely notice of a fundamental change in accordance with the terms of the indenture;

(7) any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries, in an outstanding principal amount, individually or in the aggregate, in excess of $30 million is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after written notice as provided in the indenture; provided that a payment obligation (other than indebtedness for borrowed money) shall not be deemed to have matured, come due, or been accelerated to the extent that it is being disputed by the relevant obligor or obligors in good faith;

(8) we fail or any of our subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50 million, if the judgments are not paid, discharged or stayed within 30 days; and

(9) certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the aggregate principal amount of the notes to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. In no event shall additional interest accrue under the terms of the indenture at an annual rate in excess of 0.50%, in the aggregate, for any violation or default caused by or our failure to be current in respect of our Exchange Act reporting obligations. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default. References herein to interest on the notes are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. None of the Trustee, Paying Agent, Registrar or Conversion Agent shall be required to risk or expend its own funds or otherwise incur liability, financial or otherwise, in the performance of any of its duties, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk is not reasonably assured to it. The Paying Agent, the Registrar, Conversion Agent and any authenticating agent and the Trustee in each of its capacities shall be entitled to the same rights, indemnities, protections and immunities afforded to the Trustee under the indenture.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

●	the holder has previously given the trustee written notice of a continuing event of default;

●
the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

●
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

●	we fail to pay the principal of or any interest amounts on any note when due;

●	we fail to pay the cash and deliver the shares of common stock owing upon conversion of any note (including additional shares, if any) within the time period required by the indenture; or

●	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether DHT Holdings, Inc., to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events which would constitute defaults under clause (7), (8) or (9) above, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

●	change the stated maturity of the principal of, or any interest amounts on, the notes;

●	reduce the principal amount of or interest amounts on the notes;

●	reduce the amount of principal payable upon acceleration of the maturity of the notes;

●	change the currency of payment of principal of or interest amounts on the notes or change any note’s place of payment;

●
impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

●	modify the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

●	change the ranking of the notes;

●	adversely affect the right of holders to convert notes;

●
modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes; or

●	modify the provisions with respect to any additional amounts.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any holder. Any amendment or supplement made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained herein will be deemed not to adversely affect the rights of any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Consolidation, Merger and Sale of Assets

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

●
the successor person, if any, is a corporation organized and existing under the laws of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

●	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

●	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, DHT Holdings, Inc. under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change of control (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the paying agent or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date or upon conversion or otherwise, cash or shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer and Exchange

A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

We have initially appointed U.S. Bank National Association as the registrar, paying agent and conversion agent. We reserve the right to:

●	vary or terminate the appointment of the registrar, paying agent or conversion agent;

●	appoint additional paying agents or conversion agents; or

●	approve any change in the office through which any registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the paying agent or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

U.S. Bank National Association will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the paying agent with respect to that money will cease.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any agent be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of holders of the notes.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be filed with the trustee within 15 days after the same are required to be filed with the SEC.  Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the registrar of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the registrar. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the registrar and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock, adjustments to the conversion rate, accrued interest payable on the notes and the applicable conversion price and conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee, paying agent and the conversion agent, and each of the trustee, paying agent and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee or registrar on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

Each of the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee and Agents

U.S. Bank National Association has agreed to serve as the trustee under the indenture and as paying agent, registrar and conversion agent under the indenture U.S. Bank National Association will be permitted to deal with us and our affiliates with the same rights as if they were not the trustee or an agent, respectively. Under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

DHT Credit Facilities

As of October 8, 2014, we, together with our subsidiaries (other than Samco and its subsidiaries), had four outstanding credit facilities, with total bank borrowings of $203.5 million (including $113.3 million outstanding with a final maturity date of July 17, 2017, $18.4 million outstanding with a final maturity date of March 1, 2016, $24.8 million outstanding with a final maturity date of May 27, 2016, and $47.0 million outstanding with a final maturity date of March 31, 2019). For more detail on these credit facilities, please see the section entitled “Secured Credit Facilities” in our 2013 Form 20-F.

Existing Samco Loan Agreements

In connection with the Samco Acquisition, we acquired certain subsidiaries of Samco that are borrowers under the Existing Samco Loan Agreements. As of October 8, 2014, the Existing Samco Loan Agreements included outstanding indebtedness in an aggregate amount of $316.5 million, including:

•
$24.7 million outstanding with a final maturity date of May 11, 2015 under the loan agreement between Samco Delta Ltd. and Nordea Bank Finland plc dated November 29, 2006, as supplemented on December 16, 2008 (the “2006 Nordea Loan Agreement”);

•
$41.7 million outstanding with a final maturity date of December 22, 2016 under the loan agreement between Samco Gamma Ltd. and Calyon SA dated October 17, 2006, as supplemented on December 16, 2008 (the “Calyon Loan Agreement”);

•
$205.2 million outstanding with a final maturity date of June 29, 2018 under the loan agreement among and between certain subsidiaries of Samco and Nordea Bank Finland plc and DnB Nor Bank ASA dated April 15, 2011 (the “2011 Nordea Loan Agreement”); and

•
$44.9 million outstanding with a final maturity date of November 16, 2021 under the loan agreement between and among Samco Epsilon Ltd. and ING Bank N.V. dated November 5, 2012 (the “ING Loan Agreement”).

We refer to the 2006 Nordea Loan Agreement, the Calyon Loan Agreement, the 2011 Nordea Loan Agreement and the ING Loan Agreement collectively as the “Existing Samco Loan Agreements.” As of October 8, 2014, the Existing Samco Loan Agreements included outstanding indebtedness in an aggregate amount of $316.5 million. The Existing Samco Loan Agreements contain customary terms and conditions for loan agreements of their type, including financial covenants requiring the maintenance of certain financial ratios, and other customary covenants including restrictions on the borrower’s ability to incur additional indebtedness, create liens and undergo a change in control. The Existing Samco Loan Agreements are each secured by a first priority mortgage on certain Samco’s vessels financed with such indebtedness. We have obtained all necessary change of control consents in respect of the Existing Samco Loan Agreements, subject to final documentation. In addition, we have entered into a firm commitment with Nordea Bank Norge ASA and DNB Bank ASA for the refinancing of the Existing Samco Loan Agreements (except the Calyon Loan Agreement) as well as financing of the DHT Condor in an amount up to $302,000,000. The financing commitment has a margin above LIBOR of 2.5%, a term of five years and annual amortization of approximately $20.1 million assuming all seven ships are included. The financing is subject to final documentation and will be guaranteed by DHT Holdings, Inc. and includes financial covenants consistent with our current credit agreements. For more information on the Existing Samco Loan Agreements, please see the September 2014 6-K.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and bylaws that are currently in effect. We refer you to our amended and restated articles of incorporation, a copy of which has been filed as Exhibit 3.1 to our Registration Statement on Form 6-K dated January 21, 2014, and our amended and restated bylaws, a copy of which has been filed as Exhibit 3.1 to a Report on Form 6-K dated February 22, 2013, each of which is incorporated by reference into our 2013 Form 20-F.

Purpose

Our purpose, as stated in Article II of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands (the “BCA”). Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our securityholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus we have outstanding 92,510,086 shares of common stock and no shares of preferred stock, and neither we nor our subsidiaries hold any shares of common stock or preferred stock in treasury.

Description of Common Stock

A description of our common stock can be found in “Item 10.B. Memorandum and Articles of Incorporation” included in our 2013 Form 20-F incorporated by reference in this prospectus.

Description of Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

Stockholder Meetings

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Issuance of Capital Stock

Under the terms of our amended and restated articles of incorporation and the laws of the Republic of the Marshall Islands, our board of directors has authority, without any further vote or action by our stockholders, to issue any remaining authorized shares of blank check preferred stock and any remaining authorized shares of our common stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our bylaws provide that stockholders are required to give us advance notice of any person they wish to propose for election as a director if that person is not proposed by our board of directors. These advance notice provisions provide that the stockholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to stockholders or the date on which public disclosure of the date of the annual general meeting was made.

In the case of a special general meeting called for the purpose of electing directors, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to stockholders or the date on which public disclosure of the date of the special general meeting was made. Any nomination not properly made will be disregarded.

A director may be removed only for cause by the stockholders, provided notice is given to the director of the stockholders meeting convened to remove the director and provided such removal is approved by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Limited Actions By Stockholders

Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our chairman or chief executive officer, at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company LLC.

Listing

Our common stock is listed on the NYSE under the symbol “DHT”.

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder “rights” plans. While the BCA also provides that it is to be in interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders' rights.

Marshall Islands	Delaware

Stockholder Meetings
Held at a time and place as designated in the bylaws	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

May be held in or outside of the Marshall Islands	May be held in or outside of Delaware

Notice:	Notice:

 –> Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

–> Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

–> A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before meeting	–> Written notice shall be given not less than 10 nor more than 60 days before the meeting

Stockholder’s Voting Rights

Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote	Stockholders may act by written consent to elect directors by all the stockholders entitled to vote

Any person authorized to vote may authorize another person or persons to act for him by proxy	Any person authorized to vote may authorize another person to act for him by proxy

Unless otherwise provided in the articles of incorporation, majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting
For non-stock companies, a certificate of incorporation or bylaws may specify the number of members to constitute a quorum.

No provision for cumulative voting
For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

The certificate of incorporation may provide for cumulative voting

Directors
The board of directors must consist of at least one member	The board of directors must consist of at least one member

Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Dissenter’s Rights of Appraisal
Stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

–> Alters or abolishes any preferential right of any outstanding shares having preference; or

–> Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

–> Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

–> Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Stockholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic

Attorney's fees may be awarded if the action is successful

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this registration. All of such amounts (except the Commission registration fee and the FINRA filing fee) are estimated.

Commission registration fee		$17,430
NYSE listing fee		*
FINRA filing fee		*
Blue Sky fees and expenses		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Trustee fees and expenses		*
Miscellaneous		*

Total	$	*

*  To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

EXPERTS

The 2012 and 2013 financial statements and the retrospective adjustments to the 2011 disclosures incorporated by reference in this prospectus from DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013 and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte AS, independent registered public accounting firm, as set forth in their report which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the 2012 and 2013 financial statements, (2) expresses an unqualified opinion on the retrospective adjustments to the 2011 financial statements, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.  The address of Deloitte AS is Dronning Eufemias gate 14, 0191 Oslo, Norway.

The consolidated financial statements of DHT Holdings, Inc. for the year ended December 31, 2011 appearing in DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young AS is Dronning Eufemias gate 6, Oslo, Norway.

The consolidated financial statements of Samco Shipholding Pte. Ltd (“the Company”) as of December 31, 2013 and 2012, and January 1, 2012, and for the years ended December 31, 2013 and 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their report dated September 9, 2014 contains an emphasis of matter paragraph which states “as further described in Note 22 to the consolidated financial statements, on 28 May 2014, the shareholders of the Company entered into an agreement summarized in a term sheet for the entire issued and allotted share capital of the Company to be acquired by DHT Holdings, Inc. (“DHT”), a company incorporated in Marshall Islands (the “Business Combination”). Consummation of the Business Combination is subject to certain conditions, including fund raising by DHT, regulatory approvals and third party consents.  The accompanying consolidated financial statements of the Company do not include any adjustments that might result from consummation of the Business Combination.” The address of KPMG LLP is 16 Raffles Quay #22-00, Hong Leong Building, Singapore 048581.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Bermuda. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision with respect to the acquisition, ownership and disposition of our notes and our common stock.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OR DISPOSITION OF OUR NOTES OR COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and holders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our common stock.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences to us of our activities and, subject to the limitations described above, to you as a beneficial owner of shares of our common stock.

This discussion is based on the Code, the Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.  We have not, and will not seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below.  The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of our notes or our common stock may vary depending on such beneficial owner’s particular situation or status.  This discussion is limited to beneficial owners of our notes or our common stock that purchase our notes in this offering and hold our notes or our common stock as capital assets.  This discussion does not purport to deal with the tax consequences of owning or disposing of our notes and our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our notes or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.  In addition, this discussion does not address any U.S. state or local tax matters, any non-U.S. tax matters, or any U.S. federal taxes other than income taxes (such as estate and gift taxes).

Taxation of Our Operating Income

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Our Shipping Income

For purposes of the following discussion, “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture we directly or indirectly own or participate in that generates such income, or from the performance of services directly related to those uses.

“U.S. source gross transportation income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States. Except as discussed below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions. Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to U.S. federal income tax.  We do not currently earn a significant amount of U.S. source gross transportation income; however, there can be no assurance that we will not earn a significant amount of such income in the future.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from the 4% U.S. federal income tax if:

(1)	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

(2)	either:

(A)
more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test”, or

(B)
our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations or in the United States, referred to as the “Publicly-Traded Test”.

The Marshall Islands, the jurisdiction where we are incorporated, grants an “equivalent exemption” to U.S. corporations. Therefore, we will be eligible for the exemption under Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met. As of the date hereof, our common stock is the only class of our stock that is outstanding.  Because our common stock is traded on the NYSE and is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock relied upon to meet the “regularly traded test” described below (in our case, our common stock) that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, is, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our stock to be “regularly traded” on an established securities market. Our common stock is listed on the NYSE and, as of the date hereof, is the only class of our outstanding stock traded on an established securities market. Our stock will be treated as “regularly traded” on the NYSE for purposes of the Publicly-Traded Test if:

(i)
our common stock represents more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of all of our outstanding stock, referred to as the “trading threshold test”;

(ii)
our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, referred to as the “trading frequency test”; and

(iii)
the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), referred to as the “trading volume test”.

We believe we satisfy the trading threshold test. We also believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy these tests in the future, both tests are deemed satisfied if our common stock is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such stock. Because our common stock is listed on the NYSE, we believe this is and will continue to be the case.

Notwithstanding the foregoing, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such stock, referred to as the “5 Percent Override Rule”.

In order to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock (“5% Stockholders”) we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

Based on our review of the applicable Commission documents, we believe that the 5 Percent Override Rule has not been triggered with respect to our common stock and that we currently qualify for the tax exemption under Section 883 of the Code and we will take this position for U.S. federal income tax return reporting purposes with respect to our 2014 taxable year.  However, the 5 Percent Override Rule might be triggered as a result of factual circumstances beyond our control.

If the 5 Percent Override Rule is triggered with respect to our common stock, the 5 Percent Override Rule will nevertheless not apply if we can establish that, among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the vote and value of our common stock for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to our common stock, we will be eligible for the exemption from tax under Section 883 of the Code only if (i) we can nevertheless satisfy the Publicly-Traded Test, which would require us to show that the exception to the 5 Percent Override Rule applies, as described above, or if (ii) we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity and certain other aspects of our stockholders which generally would require that we receive certain statements from certain of our direct and indirect stockholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

If at any time in the future, including in 2014, we fail to qualify for the exemption under Section 883 of the Code, our U.S. source gross transportation income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

If the benefits of Section 883 of the Code become unavailable to us in the future, any of our U.S. source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%. In addition, we may be subject to the 30% “branch profits tax” on such earnings, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

We believe that none of our U.S. source gross transportation income will be “effectively connected” with the conduct of a U.S. trade or business. Such income would be “effectively connected” only if:

•	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

•
substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we do not have, and we do not intend to have or permit circumstances that would result in our having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis.

Income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to a U.S. federal corporate income tax on net income at rates of up to 35% (and the branch profits tax described above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  We  expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “U.S. Holders”

The following section applies to you only if you are a “U.S. Holder”. For this purpose, a “U.S. Holder” means a beneficial owner of our notes or shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes:

•
is an individual who is a U.S. citizen or resident, a U.S. corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. trust;

•	owns our notes or our common stock as a capital asset; and

•	except as specifically discussed below, owns actually and constructively less than 10% of our common stock by vote and value.

If an entity or arrangement  that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the tax treatment of the partnership and certain determinations made at the partner level. A partner in a partnership holding our common stock is urged to consult its own tax advisor.

Interest on our Notes

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Constructive Distributions

A U.S. holder of exchangeable debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock as a result of adjustments (or failures to make adjustments) to the exchange price of such instruments. Adjustments to the exchange price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash dividends to Parent’s stockholders (see “Description of the Notes—Conversion of Notes—Conversion Price Adjustments”), may not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, an adjustment to the exchange rate in connection with a “make-whole adjustment event” (see “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event”) may be treated as a constructive distribution. If such adjustments are made, a U.S. Holder will be deemed to have received constructive distributions includible in such holder’s income in the manner described under “—U.S. Federal Income Taxation of ‘U.S. Holders’—Distributions on our Common Stock” below even though such holder has not received any cash or property as a result of such adjustments; provided, however, that it is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to a U.S. Holder. Because a constructive distribution deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. Holder (because such holder failed to establish an exemption from backup withholding), such backup withholding may be set off against subsequent payments on the notes, including any payment of interest or of cash or stock upon retirement or exchange of the notes.

Sale, Exchange, or Other Disposition of our Notes

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our notes in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such notes. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate U.S. Holders are generally eligible for a maximum 20% preferential tax rate. A U.S. Holder’s ability to deduct capital losses against income is subject to certain limitations.

Treatment of the Conversion

A U.S. Holder of notes will not recognize any income, gain or loss in respect of the receipt of common stock upon the conversion of our notes, except that (1) the amount of stock you receive in respect of accrued and unpaid interest will generally be taxable as described under “— Interest on our Notes” above and (2) your receipt of cash in lieu of a fractional share of common stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your tax basis in the common stock that is allocable to the fractional share. You should consult your own tax advisor to determine the specific tax treatment of the receipt of stock in respect of accrued and unpaid interest or cash in lieu of a fractional share in your particular circumstances.

Your tax basis in the common stock you receive upon a conversion of our notes (including any basis allocable to a fractional share) will generally equal the tax basis of the notes that were converted. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock you receive upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for the common stock you receive (other than common stock received in respect of accrued and unpaid interest) will include your holding period for converted notes. The basis of common stock received in respect of accrued and unpaid interest will equal its fair market value at the time it is distributed and its holding period will begin on the day of the conversion.

Distributions on our Common Stock

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (“E&P”). Distributions in excess of such E&P will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock (determined separately for each share) on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 20% provided that (i) our common stock is readily tradable on an established securities market in the United States (such as the NYSE) which we expect to be the case; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which such common stock becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends we pay out of E&P which are not eligible for the preferential tax rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder. Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our common stock—paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income”, then any loss derived by a U.S. Non-Corporate Holder from the subsequent sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.

In addition, even if we are not a PFIC, under legislation which was proposed (but not enacted) in a previous session of Congress, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate. Although the term “comprehensive income tax system” was not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, Exchange or Other Disposition of our Common Stock

Provided that we are not a PFIC for any taxable year and except as provided below under “Consequences of Possible CFC Classification”, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are generally eligible for a maximum 20% preferential tax rate. A U.S. Holder’s ability to deduct capital losses against income is subject to certain limitations.

Consequences of Possible CFC Classification

If 10% U.S. Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50 percent of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation (“CFC”).

10% US Shareholders of a CFC (“CFC Shareholders”) are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain U.S. federal income tax reporting requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been CFC Shareholder may recognize ordinary (rather than capital gain) income on the disposition of shares of the CFC. If an entity or arrangement that is treated as a U.S. partnership for U.S. federal income tax purposes is a CFC Shareholder, the foregoing tax consequences generally will apply to a U.S. Holder that is a direct or indirect partner in such a U.S. partnership.  Potential 10% U.S. Shareholders, and persons that, for U.S. federal income tax purposes are treated as partners therein, should consider the potential implications of being treated as CFC Shareholder in the event we become CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become CFC in the future.

PFIC Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In particular, U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held our common stock, either

•
at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that the gross income we derive, or are deemed to derive, from our time chartering activities is properly treated as services income rather than rental income. Assuming this is correct, our income from time chartering activities would not constitute “passive income”, and the assets we own and operate in connection with the production of that income would not constitute passive assets. Consequently, based upon our actual and projected income, assets and activities, we believe it is more likely than not that we are not currently a PFIC and will not become a PFIC in foreseeable future.

There is substantial legal authority supporting the position that we are not a PFIC consisting of case law and IRS pronouncements concerning the characterization of income derived from time chartering activities as services income for other tax purposes.  Nonetheless, it should be noted that there is legal uncertainty in this regard because the U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. However, the IRS stated that it disagrees with the holding of this Fifth Circuit case, and that income from time chartering activities should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. Accordingly, no assurance can be given the IRS or a court will accept this position, and there is a risk that the IRS or a court could determine that we are a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If we are a PFIC for the 2014 taxable year or any subsequent taxable during which a U.S. Holder owns our common stock, such U.S. Holder will thereafter be required to file IRS Form 8621 with his or her U.S. Federal income tax return to report his or her ownership of our common stock if the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds.  U.S. Holders are urged to consult their own tax advisors concerning the filing of IRS Form 8621.

In addition, as discussed more fully below, if we were treated as a PFIC for the 2014 taxable year or any subsequent taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a “Qualified Electing Fund”, which election is referred to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock as discussed below.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders of a PFIC Making a Timely QEF Election

If we were a PFIC for the 2014 taxable year or any subsequent taxable year and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an “Electing Holder”, the Electing Holder would be required to report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (which gain shall not exceed our E&P for the taxable year and would be reported as long-term capital gain), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such income inclusions would not be eligible for the maximum 20% preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder’s adjusted tax basis in our common stock would be increased to reflect taxed but undistributed E&P. Distributions of E&P that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in such common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If we were to become aware that we were treated as a PFIC for any taxable year, we would notify all U.S. Holders of such treatment and provide each U.S. Holder with all necessary information in order to make the QEF election described above. Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, the holder would also be subject to the different and more adverse tax consequences described below under “—Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election. If we are a PFIC during a year in which a U.S. Holder holds our notes, and then the U.S. Holder makes a QEF election upon converting the notes into shares, the U.S. Holder may be treated for these purposes as holding our stock prior to the conversion, and accordingly, may be subject to the tax consequences described in that section.

A QEF election generally will not have any effect with respect to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC.

Taxation of U.S. Holders of a PFIC Making a “Mark-to-Market” Election

Alternatively, if we were treated as a PFIC for the 2014 taxable year or any subsequent taxable year and our common stock is treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to such stock, provided that the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. We believe our common stock will be treated as “marketable stock” for this purpose.

If the mark-to-market election is made with respect to a U.S. Holder’s common stock, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of such common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election

Finally, if we were treated as a PFIC for the 2014 taxable year or any subsequent taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder”, would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for such common stock), and (ii) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period, would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a U.S. Holder who made a QEF election or mark-to market election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder held our common stock and for which the holder did not make a QEF election or mark-to-market election. A U.S. Holder of our notes may be treated as holding common stock for purposes of these rules, and accordingly, may be subject to certain of these rules if the U.S. Holder makes a QEF or mark-to-market election after converting the notes into common stock.

Medicare Tax

A U.S. Non-Corporate Holder (excluding certain trusts within a special class of trusts that is exempt from such tax) is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Such a U.S. Holder’s net investment income will generally include such U.S. Holder’s gross interest incomes and dividend income and net gains from the disposition of our notes or our common stock, unless such interest, dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Non-Corporate Holder is urged to consult the holder’s own tax advisor regarding the applicability of the Medicare tax to the holder’s ownership of our notes or our common stock.

U.S. Federal Income Taxation of “Non-U.S. Holders”

The following section applies to you only if you are a “Non-U.S. Holder”. For this purpose, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Interest on our Notes and Distributions on our Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on interest received from us with respect to our notes or distributions received from us with respect to our common stock, unless that interest or dividend income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those interest or dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.  This paragraph also applies to any constructive distributions described under “—U.S. Federal Income Taxation of ‘U.S. Holders’—Constructive Distributions” above, and any stock you receive in respect of accrued and unpaid interest upon the conversion of our notes.

Sale, Exchange or Other Taxable Disposition of our Notes or our Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our notes or our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, any income from the notes or common stock, including interest, dividends and the gain from the sale, exchange or other disposition of such notes or stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, your E&P that is attributable to the effectively connected income, which is subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Tax Return Disclosure Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock and notes of a non-U.S. corporation, including our notes and our common stock, are a specified foreign assets for this purpose.  Substantial penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult your own tax advisor regarding the filing of this form.

Backup Withholding and Information Reporting

In general, interest and dividend payments (or other taxable distributions) and proceeds from the disposition of our notes or our common stock made to you may be subject to information reporting requirements if you are a U.S. Non-Corporate Holder. Such distributions may also be subject to backup withholding if you are a U.S. Non-Corporate Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell our notes or our common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our notes or our common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our notes or our common stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States. However, such information reporting requirements will not apply if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus, reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the website of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•
the Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 3, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	our Reports on Form 6-K filed with the Commission on September 9, 2014 and September 15, 2014; and

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

Clarendon House
2 Church Street, Hamilton HM 11
Bermuda
Phone: +1 (441) 299-4912
Fax: +1 (441) 298-7800
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us.  When used in this document, words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders and other written materials.  We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.  The reasons for this include the risks, uncertainties and factors described under “Risk Factors” on page 10 of this prospectus as well as those appearing under the heading “Item 3. Key Information—D. Risk Factors” in our 2013 Form 20-F.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

•	future payments of dividends and the availability of cash for payment of dividends;

•	future operating or financial results, including with respect to the amount of charter hire and freight revenue that we may receive from operating our vessels;

•	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

•	expectations about the availability of insurance on commercially reasonable terms;

•	our and our subsidiaries’ ability to comply with operating and financial covenants and to repay their debt under the secured credit facilities;

•	our ability to obtain additional financing and to obtain replacement charters for our vessels;

•	assumptions regarding interest rates;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

•	changes in the rate of growth of the world and various regional economies;

•	risks incident to vessel operation, including discharge of pollutants; and

•	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

Item 9. Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description

4.1*
Indenture, dated as of September 15, 2014, among DHT Holdings, Inc., and U.S. Bank National Association, as Trustee, related to the 4.5% Convertible Senior Notes due 2019 (filed as Exhibit 4.1 to the Company’s Current Report on Form 6-K on September 15, 2014)

4.2	Form of 4.5% Convertible Senior Notes due 2019 (included in Exhibit 4.1)
5.1	Opinion of Reeder & Simpson P.C.
8.1	Tax Opinion of Cravath, Swaine & Moore LLP
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte AS
23.2	Consent of Ernst & Young AS
23.3	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)
23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
23.5	Consent of KPMG LLP
24.1	Powers of Attorney (included on signature page)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association under the Indenture

________________________
*  Incorporated by reference

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (5) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, or Rule 3-19 under the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

II-2

(6)	That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on October 30, 2014.

DHT HOLDINGS, INC.,

by
/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eirik Ubøe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Svein Moxnes Harfjeld	Co-Chief Executive Officer	October 30, 2014
Svein Moxnes Harfjeld

/s/ Trygve P. Munthe	Co-Chief Executive Officer	October 30, 2014
Trygve P. Munthe

/s/ Eirik Ubøe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2014
Eirik Ubøe
/s/ Erik A. Lind	Chairman and Director	October 30, 2014
Erik A. Lind
/s/ Robert N. Cowen	Director	October 30, 2014
Robert N. Cowen

/s/ Einar Michael Steimler	Director	October 30, 2014
Einar Michael Steimler
/s/ Rolf Wikborg	Director	October 30, 2014
Rolf Wikborg
/s/ Greg Lavelle	Authorized Representative in the United States	October 30, 2014
Greg Lavelle Managing Director Puglisi & Associates

EXHIBIT INDEX

Number	Exhibit Description
4.1*
Indenture, dated as of September 15, 2014, among DHT Holdings, Inc., and U.S. Bank National Association, as Trustee, related to the 4.5% Convertible Senior Notes due 2019 (filed as Exhibit 4.1 to the Company’s Current Report on Form 6-K on September 15, 2014)

4.2	Form of 4.5% Convertible Senior Notes due 2019 (included in Exhibit 4.1)
5.1	Opinion of Reeder & Simpson P.C.
8.1	Tax Opinion of Cravath, Swaine & Moore LLP
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte AS
23.2	Consent of Ernst & Young AS
23.3	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)
23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
23.5	Consent of KPMG LLP
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association under the Indenture

__________________________
*  Incorporated by reference

DHT Holdings, Inc.

$150,000,000 4.5% Convertible Senior Notes due 2019
and the Common Stock Issuable upon Conversion of the Notes

PROSPECTUS

              , 2014